Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2016 FIRST QUARTER RESULTS

New York, New York, May 10, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2016.

First Quarter 2016 Compared to First Quarter 2015:

•	Net sales were $111.5 million, up 2% from $109.2 million; at comparable foreign currency exchange rates, net sales increased 3%;

•	Sales by European based operations rose 5% to $92.1 million compared to $86.7 million;

•	Sales by U.S. based operations declined 14% to $19.4 million compared to $22.5 million;

•	Gross margin was 63.9% of net sales compared to 61.9%;

•	S,G&A expense as a percentage of net sales was 48.3% compared to 42.6%;

•	Operating income was $17.5 million compared to $21.1 million;

•	Operating margin was 15.7% compared to 19.3%;

•	Net income attributable to Inter Parfums, Inc. was $7.3 million or $0.24 per diluted share compared to $10.0 million or $0.32 per diluted share; and,

•	First quarter 2016 results include the effects of a pending settlement of a tax assessment with the French Tax Authorities in the amount of $1.9 million. Excluding the effect of the pending settlement, net income attributable to Inter Parfums, Inc. would have been $8.7 million or $0.28 per diluted share compared to $10.0 million or $0.32 per diluted share. A reconciliation of net income attributable to Inter Parfums, Inc. to adjusted net income attributable to Inter Parfums, Inc. appears on page 6 of this news release.

Discussing the Company’s European based operations, Jean Madar, Chairman & CEO of Inter Parfums, Inc., stated, “The top line growth in the first quarter was largely due to the extraordinary success of the Montblanc brand and the $6.4 million in incremental sales from the Rochas brand. As we reported last month, the launch of Legend Spirit was an important growth catalyst for the Montblanc brand, which achieved sales of $35.0 million, up 29% in dollars and 32% in local currency, compared to last year's first quarter. Jimmy Choo brand sales of $21.4 million were on par with last year’s first quarter as both periods benefitted from recent product launches and rollouts, namely 2016’s Jimmy Choo Illicit and 2015’s Jimmy Choo Man and Jimmy Choo Blossom. The weakened economies in Russia and China, two key markets for the Lanvin brand, depressed comparable quarter fragrance sales by 25% to $12.2 million. We hope to counter this trend with new flankers and seasonal scents debuting this year, as well as a new Lanvin women’s line planned for early next year. In addition to new fragrances for the Van Cleef & Arpels brand, we are extremely enthusiastic about our first ever women’s scent under the Coach brand coming to market this summer.”

With regard to U.S. based operations, Mr. Madar noted, “As the year progresses and we unveil our new fragrances for the Abercrombie & Fitch and Hollister brands, as well as the new scents for the Oscar de la Renta and Agent Provocateur brands, we expect year-over-year quarter sales comparisons to improve. As we reported last month, our U.S. based operations set a high bar in last year’s first quarter with two major launches, Extraordinary by Oscar de la Renta and Icon by Dunhill.”

Inter Parfums, Inc. News Release	Page 2
May 10, 2016

Discussing factors impacting profitability, Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “The improvement in our blended gross profit margin is attributable to our European based operations where the gross profit margin rose to 67.3% in the current first quarter from 64.7% in the first quarter of 2015. Approximately 40% of the increase is related to currency fluctuation, while the balance is the result of a favorable product mix, thanks in great part to our Rochas brand, which generated gross profit margins in excess of 75%. For U.S. operations, gross profit margin declined to 48.2% from 51.1% in the first quarter of 2015, as last year’s first quarter product mix had a larger proportion of high margin Oscar de la Renta and Dunhill brand sales. Selling, general and administrative expenses rose 15% from last year’s first quarter. Much of the increase associated with promotional and advertising expense was incurred in connection with our two largest brands, the Montblanc Legend Spirit launch and the Jimmy Choo Illicit continued geographic rollout.”

Mr. Greenberg continued, “While ‘other’ expenses, including interest income/expense and foreign currency losses, did little to move the profitability needle, the pending nonrecurring $1.9 million tax settlement recorded in the current first quarter, resulted in a 45% tax rate for the period. Excluding the settlement, our effective income tax rate would have been 34% for both the three months ended March 31, 2016 and 2015.”

He further explained, “As previously disclosed, the French Tax Authorities examined the 2012 tax return of Interparfums SA, our 73% owned subsidiary, and in August 2015 issued a $6.9 million tax adjustment. The main issues challenged by the French Tax Authorities related to the commission rate and Lanvin royalty rate paid to Interparfums Singapore Pte. and Interparfums (Suisse) SARL, respectively, both wholly-owned subsidiaries of Interparfums SA. Due to the subjective nature of the issues involved, in April 2016, Interparfums SA reached an agreement in principle to settle the entire matter with the French Tax Authorities. The settlement requires Interparfums SA to pay a tax assessment of $1.9 million covering the issues for not only the 2012 tax year, but also covering the issues for the tax years ended 2013 through 2015. The settlement also includes an agreement as to future acceptable commission and royalty rates, which is not expected to have a significant impact on cash flow. The settlement is subject to formal documentation with the French Tax Authorities.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $352 million, including approximately $247 million in cash, cash equivalents and short-term investments, and $97.8 million of long-term debt associated with the Rochas acquisition last year.”

2016 Guidance Adjustment

Mr. Greenberg concluded by saying, “We continue to look for 2016 net sales to be in the range of $500 million to $510 million. Excluding the impact of the nonrecurring tax settlement, we would be on track to meet our net income attributable to Inter Parfums, Inc. goal of between $1.05 and $1.10 per diluted share; however inclusive of the tax settlement, we expect net income attributable to Inter Parfums, Inc. to come in between $1.01 and $1.06 per diluted share.” Guidance assumes the dollar remains at current levels.

Inter Parfums, Inc. News Release	Page 3
May 10, 2016

Dividend

The Company’s regular quarterly cash dividend of $0.15 per share will be paid on July 15, 2016 to shareholders of record on June 30, 2016.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, May 11, 2016. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
May 10, 2016

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2016	2015

Net sales	$111,522	$109,249

Cost of sales	40,205	41,639

Gross margin	71,317	67,610

Selling, general and administrative expenses	53,786	46,544

Income from operations	17,531	21,066

Other expenses (income):
Interest expense	973	158
Loss on foreign currency	714	2,006
Interest and dividend income	(1,354)	(1,196)

	333	968

Income before income taxes	17,198	20,098

Income taxes	7,750	6,793

Net income	9,448	13,305

Less: Net income attributable to the noncontrolling interest	2,114	3,298

Net income attributable to Inter Parfums, Inc.	$7,334	$10,007

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.24	$0.32
Diluted	$0.24	$0.32

Weighted average number of shares outstanding:
Basic	31,039	30,979
Diluted	31,104	31,072

Dividends declared per share	$0.15	$0.13

Inter Parfums, Inc. News Release	Page 5
May 10, 2016

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS

	March 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$151,462	$176,967
Short-term investments	95,755	82,847
Accounts receivable, net	107,607	95,082
Inventories	112,889	98,346
Receivables, other	2,185	2,422
Other current assets	6,475	5,811
Income taxes receivable	116	100
Deferred tax assets	8,135	7,182

Total current assets	484,624	468,757

Equipment and leasehold improvements, net	10,235	9,333

Trademarks, licenses and other intangible assets, net	208,643	201,335

Other assets	8,575	8,234

Total assets	$712,077	$687,659

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$23,246	$22,163
Accounts payable – trade	58,911	50,636
Accrued expenses	33,868	46,890
Income taxes payable	12,425	7,359
Dividends payable	4,656	4,035

Total current liabilities	133,106	131,083

Long–term debt, less current portion	74,551	76,443

Deferred tax liability	3,862	3,746

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,045,065 and 31,037,915 shares at March 31, 2016 and December 31, 2015, respectively	31	31
Additional paid-in capital	62,361	62,030
Retained earnings	391,112	388,434
Accumulated other comprehensive loss	(34,448)	(48,091)
Treasury stock, at cost, 9,880,058 shares at March 31, 2016 and December 31, 2015, respectively	(36,817)	(36,817)

Total Inter Parfums, Inc. shareholders’ equity	382,239	365,587

Noncontrolling interest	118,319	110,800

Total equity	500,558	476,387

Total liabilities and equity	$712,077	$687,659

Inter Parfums, Inc. News Release	Page 6
May 10, 2016

Adjusted Net Income Attributable to Inter Parfums, Inc.

Adjusted Net Income Attributable to Inter Parfums, Inc., is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission. This non-GAAP measure is calculated using GAAP amounts derived from our consolidated financial statements. Adjusted net income attributable to Inter Parfums, Inc. has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted income may not be comparable to a similarly titled measure of other companies.

Adjusted Net Income Attributable to Inter Parfums, Inc. Reconciliation

Adjusted net income attributable to Inter Parfums, Inc. is defined as net income attributable to Inter Parfums, Inc., plus the pending nonrecurring tax settlement, net of the portion of the settlement attributable to the noncontrolling interest. We believe that certain investors consider adjusted net income attributable to Inter Parfums, Inc. a useful means of evaluating our financial performance. The following table provides a reconciliation of net income attributable to Inter Parfums, Inc. to adjusted net income attributable to Inter Parfums, Inc. for the period indicated.

In thousands except per share amounts

	Three Months Ended March 31,
	2016	2015

Net income attributable to Inter Parfums, Inc.	$7,334	$10,007
Pending nonrecurring tax settlement (net of portion attributable to the noncontrolling interest of $500)	1,400	--
Adjusted net income attributable to Inter Parfums, Inc.	$8,734	$10,007

Adjusted net income attributable to Inter Parfums, Inc. common stockholders:
Basic	$0.28	$0.32
Diluted	$0.28	$0.32

Weighted average number of shares outstanding:
Basic	31,039	30,979
Diluted	31,104	31,072